
Blank Page - Windows Internet Explorer
https://toadmin.bluecoat.com/
Google
Connecting...
Connect to toadmin.bluecoat.com
The server toadmin.bluecoat.com at Blue Coat Tender Offer Admin requires a username and password.
User name:
Password:
Remember my password
OK
Cancel
Waiting for https://toadmin.bluecoat.com/...
Internet
100%